As filed with the Securities and Exchange Commission on January 18, 2002
                                                             File No. 333-73390


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                    FORM S-6

              FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES OF UNIT INVESTMENT TRUSTS REGISTERED ON FORM N-8B-2

               Columbus Life Insurance Company Separate Account 1
                              (Exact Name of Trust)

                         Columbus Life Insurance Company
                               (Name of Depositor)

                             400 East Fourth Street
                             Cincinnati, Ohio 45202
          (Complete Address of Depositor's Principal Executive Offices)

                  Please send copies of all communications to:

        DONALD J. WUEBBLING, ESQ.                    ELISABETH DAHL, ESQ.
     Columbus Life Insurance Company                        M.S. 32
         400 East Fourth Street                          400 Broadway
         Cincinnati, Ohio 45202                     Cincinnati, Ohio 45202
 (Name and Address of Agent for Service)


                      An Indefinite Amount of Interests in
            Columbus Life Insurance Company Separate Account 1 Under
                  Survivorship Variable Universal Life Policies
                     (Title of Securities Being Registered)

  As Soon as Practicable After the Effective Date of the Registration Statement
                 (Approximate Date of Proposed Public Offering)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The contents of Registrant's initial Registration Statement under the Securities Act of 1933, filed on November 15, 2001, are incorporated by reference herein. This amendment is being filed pursuant to Rule 473(a) under the Securities Act of 1933 for the sole purpose of delaying the effectiveness of the above-referenced Registration Statement.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Columbus Life Insurance Company Separate Account 1, has duly caused this Pre-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Cincinnati and State of Ohio, on the 18th day of January, 2002.

                              COLUMBUS LIFE INSURANCE COMPANY SEPARATE ACCOUNT 1

                              By: COLUMBUS LIFE INSURANCE COMPANY


                              By: /s/ Lawrence L. Grypp
                                  --------------------------------------
                                  Lawrence L. Grypp
                                  President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                                  Principal Executive Officer:


                                  /s/ Lawrence L. Grypp
                                  --------------------------------------
                                  Lawrence L. Grypp
                                  President and Chief Executive Officer
                                  January 18, 2002


                                  Principal Accounting and Financial Officer:


                                  /s/ Robert L. Walker
                                  --------------------------------------
                                  Robert L. Walker
                                  Chief Financial Officer
                                  January 18, 2002

                                  Directors:
                                  William J. Williams*
                                  John H. Barrett*
                                  Lawrence L. Grypp
                                  Paul H. Amato*
                                  James N. Clark*

                                  By: /s/ Lawrence L. Grypp
                                       ---------------------------------
                                       Lawrence L. Grypp
                                       individually and as attorney in fact*
                                       for each Director
                                       January 18, 2002